U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2008

ENERGYTEC, INC.
(Exact name of registrant as specified in its charter)

(Commission File No. 000-50072)

Nevada	75-2835634
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4965 Preston Park Boulevard, Suite 270–E, Plano, Texas 75093
(Address of Principal Executive Offices)

(972)–985–6715
(Registrant’s Telephone Number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

In October 2007, Don L. Lambert, president and chief executive officer of Energytec, Inc., advised the Board of Directors of Energytec the Securities and Exchange Commission (SEC) was investigating what the SEC viewed as potential violations of the Federal securities laws arising from non-disclosure of Mr. Lambert’s negotiated guilty plea in October 1994 in a criminal proceeding brought in the U.S. District Court for the Southern District of Ohio, notwithstanding the fact that the guilty plea predated the five-year period for disclosure of legal proceedings specified in Item 401(f) of Regulation S-K. This was the first time the Board of Directors were made aware of any information regarding a criminal proceeding involving Mr. Lambert. At that time the Board engaged counsel to investigate this matter pertaining to Mr. Lambert and to report to the Board its findings.

As a result of its investigation, the Board verified that Mr. Lambert did agree in October 1994 to plead guilty in a criminal proceeding in the Ohio Federal court that resulted in a term in prison of 23 months . In the course of Energytec’s investigation, no records were found indicating that the Board had any knowledge of the 1994 Ohio proceeding involving Mr. Lambert before October 2007 or that any previous background check on Mr. Lambert had been performed. The Board also determined that the criminal matter described above pertaining to Mr. Lambert has no reasonable relation to any of the claims that Energytec has asserted against Frank W Cole and others described in Energytec’s reports filed with the SEC. These claims are primarily contained in the lawsuit known as Energytec, Inc., v. Frank W Cole, et al., filed in the U.S. District Court, Northern District of Texas, Case No. 3-06 CV-871-L (Consolidated with Case No. 3-06CV0933-G). Energytec intends to continue to pursue these claims.

In November 2007, Mr. Lambert disclosed he had received a Wells notice from the staff of the Division of Enforcement of the SEC. The Wells notice indicated that the staff of the Division of Enforcement was considering recommending that the SEC bring a civil enforcement action against Mr. Lambert for violating various provisions of the Federal securities laws. Under the SEC’s procedures, recipients of a Wells notice have the opportunity to respond to the staff of the Division of Enforcement before the staff makes a formal recommendation to the SEC on whether any civil enforcement action should be brought by the SEC. Energytec is advised that Mr. Lambert has been pursuing ongoing discussions with the SEC regarding this matter.

As a result of the developments described above, the Board of Directors of Energytec and Mr. Lambert agree that his continued employment as president and chief executive officer of Energytec could be a distraction from Energytec’s pursuit of its business objectives. Accordingly, Mr. Lambert tendered his resignation on January 22, 2008, from all officer positions with Energytec effective January 31, 2008, and the Board accepted the resignation to be effective that date. At the time the resignation was tendered, the Board made an offer to Mr. Lambert to engage his services as a consultant to assist with various operational matters, subject to reaching agreement on the terms of the engagement. The offer was made following a determination by the Board based on its investigation of the past criminal proceeding involving Mr. Lambert that such proceeding has no reasonable relation to any of the legal claims that Energytec has asserted against Frank W Cole and others or Energytec’s operational activities going forward that may be covered by the agreement with Mr. Lambert. As a consultant, Mr. Lambert will not have any authority to take any action for or on behalf of Energytec or make any decisions for Energytec with respect to its policies or business operations.

The Board has begun its search for a chief executive officer. The Board believes its ability to interest any meaningful candidate will likely depend on its ability to provide insurance against liability for service as an officer. Energytec is in the process of making application for such coverage; however, Energytec cannot speculate at this time whether it will be able to obtain insurance coverage or whether it will be able to find any meaningful candidates willing to serve as chief executive officer.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGYTEC, INC.

Date: January 25, 2008	By:	/s/ Dorothea Krempein
Dorothea Krempein
Vice President and Chief Financial Officer